SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the

SECURITIES EXCHANGE ACT OF 1934

March 26, 2007

Intrepid Technology & Resources, Inc.

(Exact Name of Registrant as Specified in Charter)

Idaho	000-30065	82-0230842
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

501 West Broadway, Suite 200, Idaho Falls, Idaho	83402
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:	(208) 529-5337

MI-164377 v1

ITEM 5.  Other Events.

Intrepid Technology & Resources, Inc. Board of Directors has appointed Mr. David Hawk, to fill a recently vacated position on the Board effective March 26, 2007.  Mr. Hawk recently retired from the corporate staff of the J.R. Simplot Company in Boise, Idaho where he was serving as the Director of Energy Natural Resources. He was responsible for determining current and future company energy needs, identifying and managing the methods by which the needs are met, and the administration of the company’s activity in governmental, utility matters. Coupled with this was the identification and acquisition of natural gas reserves and the initiation and management of electrical generation projects. He also managed a hydroelectric project and co-generation contracts. Mr. Hawk has an extensive record providing testimony to Canadian and U.S. federal and state regulatory bodies on natural gas pricing, pipeline and utility rate making, and avoided cost (PURPA) issues. He has been a frequent lecturer and keynoter at a variety of conferences on renewable and alternative energy resources along with traditional sources including conservation and efficiency.

In addition to the above, for six years, Hawk formerly held the position of Chairman of the Board of Directors for Remington Oil and Gas Company, a publicly traded oil and gas exploration and production company headquartered in Dallas, Texas.

Mr. Hawk also previously held the positions of Exploration Geologist with Atlantic Richfield and Tenneco, Vice President with IGC Production Company (a non-regulated resource subsidiary of Intermountain Gas Company), Vice President with Sundance Oil Company, and Senior Vice President with Horn Resources Corporation. These positions included responsibility for directing and managing the exploration for and production of natural resources throughout the United States, including prospect generation, leasing, drilling, producing, production marketing, and the preparation and administration of all related contracts.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 26, 2007	INTREPID TECHNOLOGY & RESOURCES, INC.

By: /s/ Dr. Dennis D. Keiser
Name: Dr. Dennis D. Keiser
Title: Chief Executive Officer and Director